[LETTERHEAD OF KIRKPATRICK & LOCKHART
PRESTON GATES ELLIS LLP]
Exhibit 8.2
June 22, 2007
North Valley Bancorp
300 Park Marina Circle
Redding, California 96001

Re:	Merger pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of April 10, 2007 by and among Sterling Financial Corporation, a Washington corporation (“Sterling”), North Valley Bancorp, a California corporation (“Company”)
Ladies and Gentlemen:
     This opinion is being delivered to you in connection with the Closing of the Merger (as defined below). It is anticipated that, pursuant to the Agreement, Company will merge with and into Sterling (“Merger”) with Sterling as the surviving corporation. Except as otherwise provided, capitalized items referred to herein have the same meaning as set forth in the Agreement. All Section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
     In connection with this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the statements, covenants, representations and warranties contained in: (i) the Agreement, including all exhibits thereto; (ii) the Registration Statement; (iii) a certificate of representations dated as of June 22, 2007 provided to us by officers of the Company for purposes of this opinion; (iv) a certificate of representations dated as of June 22, 2007 provided to us by officers of Sterling for purposes of this opinion; and (v) such other instruments and documents related to the formation, organization, and operation of the Company and Sterling, the consummation of the Merger, and related transactions as we deemed necessary or appropriate.
     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without independent investigation or review) that:
     1. Original documents (including signatures) are authentic. Documents submitted to us as copies conform to the original documents and there has been, or will be by the Effective Time of the Merger, due execution and delivery of all documents where execution and delivery are prerequisites to effectiveness thereof;
     2. The Merger will be effected in the manner contemplated in the Registration Statement and in accordance with the terms of the Agreement, and all of the statements,

North Valley Bancorp
June 22, 2007

covenants, representations and warranties therein or referred to above are true and will be true as of the Effective Time of the Merger;
     3. Each of the contemplated transactions will be effective under the applicable state law; and
     4. The certificate of representations provided to us by officers of the Company and Sterling for purposes of this opinion are true, complete and correct as of the date hereof and at the Effective Time of the Merger.
     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Sterling and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) the discussion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Considerations of the Merger” correctly describes the material federal income tax consequences of the Merger generally applicable to the holders of Company Common Stock.
     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:
     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.
     2. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other related transactions.
     3. No opinion is expressed as to any transaction other than the Merger as described in this opinion.
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North Valley Bancorp
June 22, 2007

     4. This opinion is being delivered as required under the Agreement and may not be relied upon for any other purpose or by any other person or entity, and may not be given to any other person without our prior written consent. Notwithstanding the foregoing, we do consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement where it appears.

Very truly yours, Kirkpatrick & Lockhart Preston Gates Ellis LLP
/s/ Kirkpatrick & Lockhart
Preston Gates Ellis LLP